Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Pre-Effective Amendment No. 1 To Form S-3, Registration No. 333-163216) and related Prospectus of US Dataworks, Inc. for the registration of debt securities, common stock, preferred stock, and warrants and to the incorporation by reference therein of our reports dated June 29, 2009, with respect to the financial statements of US Dataworks, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ham, Langston, & Brezina LLP

Houston, Texas
December 30, 2009